Exhibit 99.2

Verigy Announces Proposed $110 Million Convertible Senior Notes Offering

CUPERTINO, Calif. – July 8, 2009 – Verigy (NASDAQ: VRGY) announced today its intention to offer $110 million aggregate principal amount of convertible senior notes due 2014, subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Verigy also expects to grant to the initial purchasers of the notes an option to purchase up to an additional $16.5 million aggregate principal amount of the notes solely to cover over-allotments.

The notes will be unsecured and unsubordinated obligations of Verigy and will rank equally in right of payment with all of Verigy’s future unsecured and unsubordinated indebtedness. Interest will be payable semi-annually in arrears, and the notes will be convertible into Verigy’s ordinary shares. Verigy expects to have the right to redeem the notes in whole or in part at a specified redemption price at any time on or after July 20, 2012 if certain conditions are met. The interest rate, conversion rate, offering price and other terms will be determined at the time of pricing of the offering based on negotiations with the initial purchasers.

Verigy expects to use the net proceeds of the offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, and working capital.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities (including Verigy’s ordinary shares into which the notes are convertible), nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes and ordinary shares issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Editorial Contact:

Judy Davies

VP, Investor Relations and Marketing Communications

408.864.7549

judy.davies@verigy.com